Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus of Symantec Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated April 22, 2002, with respect to the consolidated financial statements and schedule of Symantec Corporation for the year ended March 31, 2002, included in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
May 13, 2005